Exhibit 10.1
March 7, 2007
Mr. Peter Collins
Dear Peter,
We are delighted to offer you a position as Chief Financial Officer for True Religion Apparel, Inc., reporting to the President, Michael Buckley.
The terms of the job offer are outlined below:
1)	You will be paid in biweekly installments (26 times per year) of $12,500.00 minus applicable taxes and elected benefits.
•	Annual salary reviews are currently done once per year in March after the close of our fiscal year. You would be joining us during Fiscal Year 2007, which runs from January 1, 2007 to December 31, 2007; therefore, any increase (if awarded) would be effective April 1, 2008. Salary increases are awarded in the sole discretion of True Religion Apparel, Inc.
2)	You may be eligible to receive a bonus based on personal business objectives identified by True Religion Apparel, Inc. during your first month of employment and based on the financial performance of the company, “EBIT”. The company EBIT plan for 2007 is $47.5 million. Your bonus plan starts paying out at 80% of EBIT plan. If EBIT is between $38 million and $71.5 million, your potential bonus will be an amount interpolated between 37.5% and 150% of your base salary. If EBIT is less than $38 million, no bonus will be paid. This bonus plan would be in effect for Fiscal 2007, which will run from January 2007 through December 2007. If True Religion Apparel, Inc. awards you a bonus for 2007, that bonus will be prorated based on length of service in 2007. This payment would be made no later than March 15, 2008, following year-end. The amount of bonus and target performance goals in future years will be determined by the Company’s compensation committee.
3)	As an active, full-time True Religion Apparel employee, you will be eligible to elect coverage and participation in a wide range of benefit programs after the successful completion of a 90-day continuous introductory period. The specific benefits which you will be offered as a True Religion Apparel employee are set forth in our employee handbook, a copy of which you will receive upon hire. You will accrue vacation at the rate of not less than 4 weeks annually, beginning on your date of hire. For 2007, your vacation accrual will be pro-rated given that you are beginning after the start of Fiscal Year 2007. Vacation accruals will be “capped” at 3 times the accrual rate, based on years of service.

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4)	In addition, on your start date, you will receive a stock grant of 50,000 shares of True Religion Apparel, Inc. stock (TRLG). Please refer to the following breakdown and guidelines regarding this incentive:
•	16,667 shares will vest after completion of 1 year of service

•	16,667 shares will vest after completion of 2 years of service

•	16,666 shares will vest after completion of 3 years of service.
5)	True Religion Apparel reviews each employee’s work performance at least twice per fiscal year. We believe that this review process is essential to maintaining productive employees and a successful organization.
•	Business objectives will be established by you and your manager within (30) days of hire. Thereafter, they will be established and documented at the beginning of each season. Goals may be adjusted as needed, in the sole discretion of management.

•	As a new employee, you will have your first performance review within your initial three (3) months of employment.
6)	You will be located at True Religion Apparel’s Los Angeles headquarters.
7)	You shall be reimbursed for the actual out-of-pocket expenses you incur for you and your family’s relocation of your residence from Seattle to California, which includes, without limitation, moving expenses, brokerage fees, closing costs, mortgage broker costs and title insurance. The maximum amount of reimbursement for such relocation will be one hundred and fifteen thousand dollars ($115,000), which shall be payable following presentation by you of detailed itemized receipts for the same. You shall have until December 31, 2007 to complete the relocation and submit the documentation for reimbursement.
8)	Commuting Costs. It is anticipated that you shall relocate to Los Angeles during the period that is three to six months following your start date. Until the earlier to occur of (i) December 31, 2007 or (b) until you relocate from Seattle to Los Angeles, you shall be reimbursed for reasonable out-of-pocket expenses related to your commute to and from your residence in Seattle, including coach airfare and short-term corporate housing, which aggregate expenses shall be limited to $5,000 per month, and which unused amounts shall not carry over from month to month. Such expenses shall be reimbursed following presentation of detailed itemized receipts for the same.
9)	True Religion Apparel, Inc. will reimburse all reasonable travel, accommodation, and other expenses properly and reasonably incurred by you in the proper performance of your duties. You may submit all expense reimbursement requests on a separate expense report form accompanied by an original receipt for each item.

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•	All expense reimbursement requests are subject to the review and approval of vouchers and documents by your manager, Michael Buckley, President.
10)	In order to comply with US immigration laws, all persons employed by True Religion Apparel, Inc. must provide evidence of their identity and right to work in the United States. You will be asked to supply such proof on the first day of your employment.
11)	Either you or True Religion Apparel, Inc. may terminate the employment relationship by providing 180 days written notice to the other. Both you and True Religion Apparel, Inc. reserve the right to terminate the employment relationship for any reason, with or without cause. If either you or True Religion Apparel, Inc. provides 180 days notice, True Religion Apparel, Inc. retains the option of continuing to employ you during the notice period or of asking you to end your employment at any point after the notice is given and paying you a pro rata portion of your annual base salary for whatever portion of the 180-day notice period remains. In the event that your employment with True Religion Apparel, Inc. is terminated within 12 months of a Change in Control (as defined in Exhibit A hereto) and the reason for the termination of employment in event of a Change in Control is other than for willful misconduct, you will receive 1 year severance pay, all outstanding stock options, restricted stock and other equity awards granted to Executive under any of TRA’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. In a situation where you are entitled to 1 year severance, you will not receive 180-days notice of such termination. Under no situation will you be entitled to both 180-days notice and 1 year severance pay. True Religion also retains the right to modify the terms and conditions of your employment at any time, for any reason, with the exception of the terms in this paragraph 11.
12)	This job offer is contingent upon True Religion Apparel, Inc.’s completion of a background and credit check, pre-employment drug test and reference checks. You will be required to sign separate authorization forms granting True Religion Apparel, Inc. the right to conduct such background checks and reference checks.
13)	This job offer is also contingent on your agreement to sign various other forms provided to you by True Religion Apparel, Inc. including but not limited to a Mutual Agreement to Arbitrate Claims and a Proprietary Information and Inventions Agreement.
14)	Your employment with True Religion Brand Jeans will be on an “at-will” basis, as set forth in more detail in paragraph 11. The “at will” nature of your employment can not be changed or modified other than in a writing signed by the CEO of the company.
This offer letter sets forth all of the terms and conditions of your employment with True Religion Apparel, Inc. and supersedes any prior or contemporaneous statements concerning your employment. Any changes to the terms and conditions set forth in this offer letter must be in writing and signed by the President of True Religion Apparel, Inc. or his official designee.

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Please sign your acceptance of this position as Chief Financial Officer for True Religion Apparel, Inc., and confirm your planned start date. Please return the fully executed acceptance via facsimile to (323) 826-6457, attention Delores Gilmore, Vice President, Human Resources and FedEx back a copy to True Religion Apparel, 2263 East Vernon Avenue, Vernon, CA 90058 attn: Michael Buckley.
The information outlined above is intended to clarify as many issues as possible regarding your new employee status. Please call me with any further questions.
We are excited about the future and we would be delighted to have you as part of our team.

Sincerely,

/s/ Michael Buckley

Michael Buckley
President
True Religion Apparel, Inc.

Accepted and agreed:

/s/ Peter Collins
Peter Collins	Intended start date: No later than March 26, 2007

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EXHIBIT A
For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
     (a) Any transaction, whether effected directly or indirectly, resulting in any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of TRA that represent greater than 35 % of the combined voting power of TRA’s then outstanding voting securities, other than
          (i) any transaction or event resulting in the beneficial ownership of voting securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by TRA or any Person controlled by TRA or by any employee benefit plan (or related trust) sponsored or maintained by TRA or any Person controlled by TRA, or
          (ii) any transaction or event resulting in the beneficial ownership of voting securities by TRA or a corporation owned, directly or indirectly, by the stockholders of TRA in substantially the same proportions as their ownership of the stock of TRA, or
          (iii) any transaction or event resulting in the beneficial ownership of voting securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c), or
          (iv) any transaction or event resulting solely from the transfer or acquisition of the beneficial ownership of voting securities by Jeffery Lubell, or an Immediate Family Member or Affiliate thereof (collectively, the “Lubell Affiliates”);
     (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by TRA’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a Person other than the Board ;
     (c) The consummation by TRA (whether directly involving TRA or indirectly involving TRA through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of TRA’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

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          (i) which results in TRA’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of TRA or the Person that, as a result of the transaction, controls, directly or indirectly, TRA or owns, directly or indirectly, all or substantially all of TRA’s assets or otherwise succeeds to the business of TRA (TRA or such person, the “ Successor Entity ”)) directly or indirectly, greater than 50 % of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
          (ii) after which no Person or group beneficially owns voting securities representing greater than 50 % of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this clause (c) as beneficially owning greater than 50% of combined voting power of the Successor Entity solely as a result of the voting power held in TRA prior to the consummation of the transaction; or
     (d) the approval by TRA’s stockholders of a liquidation or dissolution of TRA.
     For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of TRA’s stockholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of TRA’s stockholders.
The following terms shall have the following meanings for purposes of this Section:
          (i) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. Control of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          (ii) “Immediate Family Member” shall mean a natural person’s estate or heirs or current spouse or former spouse, parents, parents-in-law, children (whether natural, adopted or by marriage), siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such person or such person’s spouse, or former spouse, parents, parents-in-law, children, siblings or grandchildren.
          (iii) “Person” shall mean an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.